 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

HDS International Corp.

We consent to the use of our report dated March 27, 2013, with respect to the financial statements of HDS International Corp. as of December 31, 2012 and 2011, and the related statements of operations, stockholders' deficit and cash flows for the years then ended and for the period from November 3, 2008 (inception) through December 31, 2012, and to the reference to our firm under the caption “Experts”, included in the Post-Effective Amendment No. 1 to Form S-1 Registration Statement filed by HDS International Corp. on November 12, 2013.

/s/ M&K CPAS, PLLC

Houston, Texas

November 12, 2013